Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Declares Quarterly Dividend and
Announces Virtual Annual Meeting Date
Director Robert Greving to retire

CARMEL, Ind., February 16, 2022 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.13 per share on the company’s common shares. The dividend will be payable March 24, 2022, to shareholders of record at the close of business on March 10, 2022.
The company announced that its annual meeting of shareholders will be held via a virtual, live webcast at 8:00 a.m. ET on May 19, 2022. Holders of record at the close of business on March 21, 2022, will be able to participate in, vote, and submit questions during the virtual meeting.
CNO also announced that Robert Greving will retire from the company's Board of Directors at the conclusion of his current term, which ends upon the close of the annual meeting. Greving joined CNO's Board in May 2011 and serves as chair of the Audit and Enterprise Risk Committee and as a member of the Investment Committee and the Executive Committee.
“On behalf of CNO’s Board and management team, we thank Bob for his 11 years of service,” said Board Chair Dan Maurer. “CNO has been fortunate to have Bob’s strong leadership, steady counsel and sound judgment, and we extend our gratitude and best wishes to him in his retirement.”
Following Greving's retirement, the CNO Board will be comprised of nine directors, eight of whom are independent.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $36 billion in total assets. Our 3,400 associates, 4,500 exclusive agents and 4,700 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
Jennifer.Childe@CNOinc.com
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